FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

August 6, 2008

8:00 a.m. CT

Operator: Good day and welcome to the FTI Consulting 2008 Second Quarter Conference Call. As a reminder, today’s call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Mr. Eric Boyriven, FD. Please go ahead sir.

Eric Boyriven: Good morning. By now, you should have received a copy of the company’s second quarter 2008 press release. If not, copies of the press release can be found on the FTI Web site at www.fticonsulting.com.

This conference call is being simultaneously Web cast on the company’s Web site and a replay will be available on the site for 90 days.

Your hosts for today’s call are Jack Dunn, President and Chief Executive Officer, Dennis Shaughnessy, Chairman, Dom DiNapoli, Executive Vice President and Chief Operating Officer, Jorge Celaya, Executive Vice President and Chief Financial Officer, Dave Bannister, Executive Vice President and Chief Development Officer and Declan Kelly, Executive Vice President and Chief Integration Officer.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Management will begin with formal remarks after which they will take your questions. Before we begin I’d like to remind everyone that this conference call may include forward looking statements that involve uncertainties and risks.

There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenue, operating income, and cash flow in prior periods and expects that this may occur from time-to-time in the future.

As a result of these possible fluctuations the company’s actual results may differ from our projections. Further preliminary results are subjected to normal yearend adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings inefficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

Our press release includes information regarding EBITDA and segment EBITDA. We define EBITDA as operating income before depreciation and amortization of intangible assets plus litigation settlements. Financial measures such as EBITDA are not measures of financial condition or performance determined in accordance with GAAP.

FTI believes that EBITDA is a useful operating performance measure for evaluating its results of operations from period-to-period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts, and rating agencies to value and compare the financial performance of companies in FTI’s industry.

FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

A reconciliation of EBITDA to net income is included in the accompanying tables in today’s press release. Segment EBITDA is reconciled to segment operating income. EBITDA is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same.

This non-GAAP measure should be considered in addition to but not as a substitute for or superior to the information contained in our statements of income.

With these formalities out of the way I would like to turn the call over to Jack Dunn, President and CEO of FTI. Jack, please go ahead.

Jack Dunn: Thank you, Eric; thank you for that description of EBITDA and good morning to everyone and thank you for joining us to discuss our second quarter earnings, which we announced earlier this morning.

In a separate release we also announced that it is our intention to sell a minority interest in our technology practice through an initial public offering of shares of a to be newly formed company. I hope you have all had a chance to review these two releases.

If you have not as Eric said they are both available on our Web site. Around the table with me this morning are Dennis Shaughnessy, our Chairmen, Jorge Celaya, our Chief Financial Officer, David Bannister our Head of Corporate Development, Dom DiNapoli, our Chief Operating Officer, and Declan Kelly our newly appointed Chief Integration Officer.

I think as you’ve seen the team grow over the years it reflects the growth of our company and the exciting opportunities that we have in front of us. I will briefly discuss our announcement about the technology business and then I’ll cover the key points regarding our second quarter operating performance and then help finish with comments about how we see the second half of the year.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

As we said a few months ago when we announced the Attenex acquisition and the strategic partnership with Endeca we now have what we believe to be the leader in the e-discovery market with end-to-end technology that can operate across the full continuum of data types, significant critical mass, leading intellectual capital, broad global reach, and the ability to service corporations, law firms and government agencies, in both the on-demand, and on-premises formats.

Our technology segment now has what we believe is the necessary critical mass to operate as an independent entity in the marketplace, and that as stewards of the company we would look to fulfill our responsibility to maximize the value for FTI, and our shareholders by investigating ways to unlock the value that we have created in technology.

Today represents the first step in our efforts to do that by announcing our intention to separate our technology business into an independent entity, sell a minority interest in that entity to the public at an initial public offering, which we intend to file with the SEC by the end of the year and ultimately distribute the remaining shares to FTI stockholders within 12 months after the IPO becomes effective.

It is our intention to use the proceeds from the IPO to repay indebtedness of FTI and also fund the technology practice for its ongoing general working capital purposes. We know that you probably have a lot of questions relating to this announcement.

Unfortunately, and as I am sure you are all aware our security regulations prohibit us from discussing this in any more detail that what we have just reviewed. Now let’s turn to the second quarter. As you can see from the numbers it was another extremely good quarter where we maintained the momentum in with which we started the year.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

We again reported revenue, EBITDA and net income that were all records. Revenue increased 41 percent to $337.7 million from $239.7 million a year ago. Contributing to that growth, was an organic growth of 25 percent with almost all of our businesses operating at least double digit organic revenue increases.

EBITDA was $77.6 million, a gain of 53 percent over a year ago on an increase in margin of 190 basis points to 23 percent. The margin increase was a result of strong growth and higher margins generated by the corporate finance restructuring segment, plus leverage in our SG&A from our strong revenue growth across all our businesses.

Earnings per share were 66 cents compared to 53 cents last year. This increase in EPS was in spite of a 24 percent increase in the share count year-over-year, as well as a comparison against an unusually low tax rate last year, which saved us about three cents in that quarter.

From a strategic standpoint it was a very eventful period. Not only did we announce the Attenex and Endeca transactions that significantly advance the technology platform business, we also continued the process of integrating the acquisitions that we made in the first quarter. Our global platform is becoming increasingly important as a driver of our business.

Revenue in the second quarter from outside the U.S. was a robust 20 percent of total revenue driven by organic growth of our existing business plus contributions from business that we acquired during the past 12 months.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

One of the tenants of our five year plan that we introduced to you last quarter is to generate 30 to 35 percent of our revenue outside the U.S. by 2012. We are definitely making progress toward that goal.

In terms of our segments, the technology segment had another excellent quarter in terms of organic top line growth with reported revenue increasing 50 percent to $56.3 million from $37.4 million in the prior year period.

Segment EBITDA increased 50 percent to $21.2 million from $14.2 million a year ago, and margins were comparable in both periods. FTI worked on a number of major product liability cases as continued.

And other sources of demand were for services related to antitrust second requests, and from financial services companies for interpretation of complex financial and transactional data, and financial systems investigations.

Revenue growth through the indirect channel is accelerating along with the signing of additional partners. The global credit and liquidity crises continued to be the story line in corporate finance restructuring.

Revenue increased 53 percent to $96.1 million from $63 million in the prior period. Organic growth was robust at 32 percent with additional revenue contributed by the Schonbraun Brown McCann group or SMG which we acquired in April.

EBIDTA increased 78 percent to $29.6 million, and corporate finance had an excellent margin performance in the quarter with the EBITDA margin increasing 440 basis points from last year to 30.8 percent due to leverage from the higher revenues and an increase in success fees.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Activity in the segment continued to come from the same industries that we have talked about in the past; automotive, sub-prime, mono-line insurer, mortgage, financial institution and real estate home building construction.

The health care segment also had a good quarter especially for turnaround consulting and restructuring services and they were successful in earning higher success fees than a year ago.

It continues to be our view that the impact of the credit issues will continue to spread and we’re seeing a broadening demand into the consumer products and retail industries. Momentum in the segment’s U.K. operation also continued to build.

For those of you who model our businesses you’ll see that utilization was down a few percentage points compared to last year. As we’ve said in the past our business model is evolving as we expand into new markets and regions, and corporate finance is a prime example where operating metrics are beginning to reflect this.

For example, SMG has a different business model that our traditional restructuring business, with a significant number of support consultants working alongside the senior team members. While this model produces a higher percentage of annuity type business, one trade off is that these dynamics affect the calculation of figures like revenue per employee and utilization.

So, the inclusion of SMG and Corp Fin results had the effect of reducing utilization by maybe as much as four points in the quarter, which masked an increase in utilization on a comparable basis.

As SMG grows in relative importance over times, these metrics will become less meaningful measures of our performance. The economic consulting segment increased its revenue by 22 percent to $53.8 million from $44 million in the prior year period.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

All of this was organic. Segment EDITDA increased to $14 million from $13.1 million a year ago. Margins in the quarter were 26 percent of revenue compared to 29.7 percent a year ago and continue to be impacted by the cost of hiring a preeminent economist who is busily and successfully ramping up his activity.

Strategic M&A work was the primary driver of economic consulting results in the quarter, and this was strong across the financial services, hospitals, airlines, and industrial sectors.

The network industry strategy practice experienced an increase in railroad commercial litigation and regulatory work and the financial economics group is seeing a growing pipeline of classic antitrust work stemming from the sub-prime, and credit crisis, as well increased antitrust litigation activity from a tougher market environment.

The strategic communications segment, as we have come to expect has another excellent performance as revenue increased 49 percent to $62.2 million from $42.0 million in the prior year period.

The revenue increase was split almost evenly between organic growth and contributions from businesses acquired over the past year. Their EBIDTA increased 50 percent to $16.4 million, or 26.4 percent of segment revenue from $11 million or 26.1 percent of revenue last year.

The breadth of the communications segments business is become increasingly important to its results. While the traditional equity capital markets activity in the core U.S. and U.S. businesses, such as IPO’s, secondary offerings and transactions was slow in the quarter, that slack was more than taken up by M&A and crisis and issues management projects, with both retained and new clients and, they have been able to secure important M&A completion fees for their work in this environment.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Emerging markets continue to perform very well for FTI, particularly in Asia, Australia, and the Middle East, and their acquired businesses are contributing to further growth.

Revenue in the forensic and litigation consulting segment increased 30 percent to $69.3 million from $53.3 million in the prior year period.

Revenue increased in the quarter due to contributions from acquisitions, sustained activity, and foreign corrupt practices act investigations, strong activity in regulated industries, such as insurance, healthcare and pharmaceuticals and an accelerating number of cases in the segments intellectual property practice.

FLC EBITDA increased 19 percent to $15.7 million or 22.7 percent of segment revenue from $13.3 million or 24.9 percent of segment revenue in the prior year period. Margins for the quarter were impacted by lower utilizations and the immigration expenses of our recent U.K. acquisitions, partially offset by the expected management of operating expenses.

And what has been traditionally slow market prior to U.S. presidential elections, this segment has done an excellent job of taking advantage of its intellectual capital in areas like intellectual property and in areas like multi-national investigations as well as capitalizing on its global footprint to prosper and grow.

As we look into the second half of the year we are still experiencing the same drivers of our business that have propelled our great results for the first half. The issues surrounding the global credit pandemic are in no danger of abating and in fact are expanding to a growing list of industries.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

We therefore seek continued momentum in our businesses and no reason to change our full year guidance of revenue within a range of $1.3 to $1.375 billion, and earnings per share within a range of $2.50 to $2.63.

As we said in our press release, we do expect that some acquisition-related costs from our recent transaction to affect the third quarter, which we estimate to be between two to four cents per share.

We also can’t help but expect to incur some costs related to the reorganization and efforts related to our impending offering of spin-off of our technology segment in the third and possibly fourth quarters.

With that, I would like to turn the call over to your questions.

Operator: Thank you. Ladies and gentlemen, if you would like to ask a question, please do so by pressing star one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signals to reach our equipment. Once again, that is star one on your touch-tone telephone.

We will take our first question for Arnie Ursaner with CJS Securities. Mr. Ursaner, your phone line is open. Please go ahead. If you could pick up your handset or depress your mute function.

Arnie Ursaner: Hi, it’s Arnie Ursaner.

Jack Dunn: How are you?

Arnie Ursaner: Hi, good morning. Real quick question, can you give us a sense of the revenue contribution we should expect from the acquisitions you’ve made in the tech group in the post-Q2, because I know you mentioned we only had organic growth in the quarter, but can you give us a feel for perhaps the revenue contribution from the acquired businesses?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Dennis Shaughnessy: Arnie, it’s Dennis you know the – we don’t – we don’t believe you know given the size of the organic growth, that the acquisitions would have a significant impact in the third quarter.

It’ll have more of an impact in the fourth. The reason we don’t break it out separately is you know we are integrating them totally into the operation to where, in all honestly, it’s going to be hard for us to allocate credit you know for acquired versus non-acquired.

So, I would say you know third quarter deminimus, fourth quarter you know certainly it’s going to have an impact, but it’s all being blurred and integrated, which is one of the reasons for you know the charges we’re going to take in the third quarter.

Jack Dunn: You’ll have to forgive us for being a little circumspect, but realistically, with regard to technology, we are in, essentially, a quiet period because we’re pre-filing of an IPO, so we really can’t break out or give any more ...

Dennis Shaughnessy: Forward-looking ...

Jack Dunn: …forward- looking information about that. The filing is, as we said, we hope will be before the end of the year, which will allow us to do the normal things that you do with an IPO.

Arnie Ursaner: Final question for me. Could you give us the organic growth in total for the company, in the quarter, please?

Jack Dunn: Twenty-five percent.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Dennis Shaughnessy: Twenty five percent.

Arnie Ursaner: OK. Thank you very much.

Operator: Thank you. We’ll take our next question from Andrew Fones with USB Securities.

Andrew Fones: Yes, thanks. I think I may have missed the organic growth for forensic. Could you give me that ...

Jack Dunn: Yes, overall organic growth for the quarter was 25 percent.

Dennis Shaughnessy: In forensic it was about ten percent organic.

Andrew Fones: OK. OK. Thanks. Can you give us a sense at all in terms of the – the proportion of the technology business that you might look to sell?

Dennis Shaughnessy: Andrew, again, this is, is difficult you now you know the rules and once you announce, until you follow the S-1 you are really restricted in what you can say. I think the only thing we could tell you is you know this was a carve out sale split spin-off.

And, so, the normal sort of percentage guideline that you might be looking at that a market might be willing to absorb in an IPO for secondary stock sale, are not necessarily applicable here.

But, short of that, I think we are very reluctant to you know go into this you know at this time you know I think you know you, others have done a lot good work in you know trying to analyze some of the value here and I’m afraid we just cannot be very helpful until the S-1’s filed

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Andrew Fones: OK, understood. And just going back to forensic litigation, again I’m sorry, you’ve seen a little bit of an increase there in the organic growth, I think, from two percent in Q4, eight percent, Q1, ten percent now in Q2.

But are you seeing a little bit of a pick up from the impact of you know the credit crunch and you know what types of jobs have you, are you winning, have you won recently, and you know how are you thinking about the outlook for that business? Thanks.

Jack Dunn: Yes, I think where we’re seeing a lot of the, well, first of all, it has as many of our competitors as noted it has been a typically difficult market in the U.S. on just run of the mill litigation prior to an election.

It seems like it really does slow down. We’ve done a great job of holding our own there. We’ve had the Foreign Corrupt Practices Act work. We’ve had the intellectual property work, which has been very strong where we have particular expertise.

And our growth there drivers have really been our investigations business and some of our activities outside the U.S., including our construction activities and as I mentioned, foreign corrupt practices that spill over from outside the U.S. into more global kind of situations, so, that’s where we’re seeing the growth.

Andrew Fones: Thank you.

Operator: Thank you. We’ll take our next question from Randy Hugen with Piper-Jaffrey.

Randy Hugen: Thanks. If we were to see restructuring activity pick up to levels similar back into 2001, 2002, where do you think the divisions margins could shake out in a cycle, given all the changes in that business?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Jack Dunn: Well, I think you’re seeing where the margins are today I think you’re seeing exceptionally good margins. If they’re one or two points left, that could be, but you know we would – if we go back to the levels that we were in those days, as we’ve told you, our practice is a little different now.

It has a little bit more leverage in it. Before we were mostly a creditor practice, where we would have a smaller number of people and it wouldn’t be unusual for them to work you know levels at periods of times of 140 percent utilization. We will not get back to that.

We are much more of a debtor practice now. We’ll have larger teams that will be phenomenally profitable but probably the margins would be you know up to that you know where they are now, maybe a couple of points more.

Dennis Shaughnessy: As we move you know from transaction advisor services and more of those professionals into the core restructuring there are higher margins in core-restructuring. But as you recall, we also put in place you know some programs to make sure that we retain our most talented people, and that you know has an impact of keeping the margins down a little bit from what they could have been you know 10 years ago, but we’ve created a lot more stability and teamwork amongst the team.

Randy Hugen: Thanks, that’s helpful. Then on the economic consulting business, it’s performing extremely well right now. How much visibility do you have in the sustainability result there? Could it slow down in large corporate M&A hit results in early 2009 or do you think that you work there with some of the drivers and also the other activity you have going on there. Do you think that that will allow you to keep posting good results even if we do see a slow- down in M&A?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Dennis Shaughnessy: Randy, it’s Dennis. I think you know I think we’ve got very good visibility and you know certainly for a while because as you can imagine these tend to be large assignments. The expertise that’s housed in our financial consulting group is of course very valuable and complex litigation, which we’re now beginning to see you know it start to take shape.

So we actually are anticipating a pick-up of business there. The retentions on big defense teams for huge financial organizations are coming in. The teams are being put together in anticipation of you know a lot of complex financial litigation.

So I think there we would see you know sort of bright clouds emerging as far as demand for those services. On the M&A competition side, I think they’re very busy right now. They have pretty good visibility. Clearly you would expect that to back off just as the numbers have backed off, but it seems like every week that we say that somebody announces another bigger you know more complex transaction that needs scrutiny.

I think the other thing that we’re very optimistic, the demand for Europe is clearly eating up for our services. We are in the process of putting together a plan to actually put assets now based into Europe to service that rather than sort of parachuting them over, so we see increased demand coming from over there.

And then finally, I’m sure there will be some degree of hiatus, but you will see, if you have a change with administration, that decides to get more interested in enforcement you know rather than approval of consolidations, you would see the demand shift to a certain extent for the talent that our people have you know where they are dragged into much more of a regulatory enforcement type of environment rather than trying to get a complex deal through.

So pretty good visibility you know into next year and you know the financial consulting side of the Econ practice is starting to look much better given complex litigation that we see on the horizon.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Dennis J. Shaughnessy: Also on the M&A front you know we’re all questioning how much M&A would we see in a slow economy. In a good economy as we’ve experienced companies merged because they want to merge.

Now we are seeing with the stress in some of the industries companies have to merge because they have to merge and not because they want to merge and when you are talking about strategic mergers, there is a higher probability of antitrust interaction where that’s the bread and butter of our economics practice.

Randy Hugen: All right, thanks, then one more. Could you just I guess comment in general on how some of the proposed overhauls of some of the major financial regulations out there could affect your business?

Jack Dunn: Well, typically regulation and dealing with it is a follow up to enforcement action. Right now we are you know very busy on the front of helping financial institutions and that kind of thing. Typically, what happens is you begin to expertise yourself on how they’ll have to deal with the new regulations.

I think you know as we go forward our SEC we have known as you know somebody who has joined us who is a leading person at the SEC in terms of looking at the reviewing financial institute, so I think we are very well set up to be involved in that. We have people in our economics divisions we are formally you know with bank regulatory agencies.

So I think that you know we’ll deal with that, but I think before we typically would see the impact of regulation it’s our mantra the change is good and that there will be an awful lot of angst between here and there. So I think we’d be more taken up with what we see as an incredible amount of investigation and enforcement activity before we would really assess what regulation might have as a change to us.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Dennis Shaughnessy: There is also, Randy, going to be there is government intervention that you know intervention every time you pick the paper up with governmental intervention there tends to have to be a reaction from you know the markets being intervened in, and I think that’s going to increase not decrease, secondly, because a lot of people are starting to write right now. The Fed is warehousing you know about a half a trillion dollars of mortgage back product that it will not hold on forever.

It’s eventually going to have to work out, and where there is a resolution trust you know put together to work it out or whether it’s done in different ways you know the government necessarily isn’t the best person to try to work that out. We think you know you’ll see physical solutions develop; it might have very interesting implication to private contractors.

Randy Hugen: All right, thanks, and congratulations.

Dennis Shaughnessy: Thank you.

Operator: We’ll take our next question from Tim McHugh with William Blair & Company.

Tim McHugh: Yes, one – I know you’re limited in what you can say about Attenex. I was wondering just in terms of management there are there – is there anything you’re actively looking for at the moment in terms of your management team over there to compliment David all ready?

Dennis Shaughnessy: We have a great management team there. I think it’s fair to say that, since it’s all ready been said, that I think they’ve done an exceptional job. Ironically they are some of the people we’ve known longest here at FTI, so we would look at that. We would look for you know they will need to be self-sufficient in terms of a chief financial officer and an accounting officer and things like that as we go forward.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Tim McHugh: OK, and then the corporate finance and restructure. You’ve mentioned some success fees in the healthcare and then in the restructuring piece. Was that abnormally large or just kind of your standard level of success fees in the corner?

Dennis Shaughnessy: That’s not abnormally large. We’re you know the business is evolving the word success fees you know are part of the engagements but they still are not large enough to really drive the overall equation.

Tim McHugh: OK, and then you mentioned the plan to move into Western Europe with economics. Could that be through acquisition, and if not what is your outlook for potential acquisition activity? Is your time probably being consumed with the ((inaudible)) right now or are you still high on the trail of some other deals?

Jack Dunn: To paraphrase it by any means necessary, it’s a priority for us to go in to Western Europe. We have people that we may put there on a permanent or a temporary basis. We are actively looking for acquisitions.

It’s our belief as we alluded to them in our discussion of the economic division that even should there be a change in M&A work, that always in a business cycle; translate into increased activity on the litigation front between clients and on enforcement. So there is a right market there and we need to be part of. So we are actively looking.

Dennis Shaughnessy: Yes, I think you know we’ve made a decision to enter the market you know a build strategy and buy, so the build will come right away and the people who are working on a lot of the projects already.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

So it’s not a start up where you’re going to incur a start up cost, it’s going to be more of the people that are already you know; being parachuted over there. Some of them will locate you know you know permanently over there.

And then of course, as Jack said, we’ll be active in trying to fill that in you know; with buying local capital. I think overall, the question is we will not slow down our activity level. If anything, part of you know the reason for the tech is to retire all of our debt in order to enable us to be even more acquisitive. We think the opportunities presented to us right now around the world are greater than they ever have been.

The valuations are the probably the most attractive that we’ve seen in almost a decade in some of the companies; and the time to sort of you know bring them in to address you know what we see as an increasing demand curve is now.

So I think you know which one of the reasons we moved Declan Kelly into the prominent role that we have; and you know one of his main roles is obviously to not only link all these acquisitions into the single brand, but help build out even more you know this geographic foot print you know that we’ve put together.

And clearly you know the proceeds from the subsidiary IPO are going to allow us to you know have a very strong balance sheet in doing that.

Tim McHugh: OK and then just following up on that, you mentioned the chief integration officer, is it fair to characterize that as a proactive approach then to you know managing that process in any future acquisitions and not reacted to any issues that might be had with recent acquisitions?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: I think it’s— we’re always proactive and we don’t have any issues and I would like you know since he’s sitting right here, Declan can give you a one minute answer to that himself.

Declan Kelly: I think that’s a fair summation of the situation. Problem is do we already have processes inside our company every time we acquire a business, or every time we launch a new product or service in any geographic region.

What we’re trying to do now through this new process and my role going forward is to be proactive in making sure that we take advantage of the many opportunities that are out there in the market. And obviously, because of our expanded geographic foot prints and the fact that I’ve been active in those markets and my former FD we have a lot of awareness as to what the opportunities are.

And so we’re going to be working very hard over the next three to four quarters in particular to try and leverage some of those opportunities. We’re getting a lot of inward input, because we know the market extremely well and you know we’re very excited about it. But this is a proactive measure not a reactive measure and we’re building on our successful platform of problems that we haven’t faced already.

Male: OK I mean, I think we’ve talked from the beginning that one of core competencies given some of our collective backgrounds you know was the acquisition and integration. I think one of the key things now is the results are quantifiable.

It’s the building of the brand, the representational side of the equation. We always tell our clients that enterprise value is a function of representation times results and I think we clearly you know want to spend a lot more time on you know developing the representational and brand side of these integrations into FTI, as much as preserving the good results, which I think we’ve done a good job so far.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Tim McHugh: OK, great, thank you.

Operator: Thank you, we’ll take our next question from Tobey Sommer with SunTrust.

Tobey Sommer: Thank you, I was wondering, on a go-forward basis, what should we look at in terms of the highest rates of organic growth, kind of, we (inaudible) tech unit, figuring that that might be an IPO in the second half. My bias and tendency would say restructuring, but I’m wondering if you’ve got other thoughts there?

Jack Dunn: Are you saying which segment would have the highest organic growth?

Tobey Sommer: Yes, exactly.

Jack Dunn: Well you know we were talking about this the other day. We don’t exactly know what’s on the horizon in restructure, but you know clearly there are factors aligned where I couldn’t disagree with you.

That that would certainly have the outlook you know looking among our businesses for there to be some event that would drive it beyond the others. The others we have you know we think reasonably good outlooks for, so I would say that as you look for a wild card, it certainly would be corporate finance restructure.

Dennis Shaughnessy: Yes, I think you have, Toby, you’ve got other parts of the business that are smaller you know; but probably have phenomenal growth opportunities and we’re seeing that. Inside of FLC, clearly one of the growth drivers is our specialty investigation business.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

It’s a global practice. It has a unique positioning. There’s somewhat of a fragmented degree of competition around the world and we see demand for it and good economies and bad economies increasing dramatically.

And I would think you could see exceptional growth out of that and it’s one of the areas where I know Dave Bannister’s going to try to apply a lot of capital behind. And secondly, and this is somewhat contrary, and it’ll depend to a certain degree on when liquidity starts to poor into the market.

I think our belief here is that the construction management arbitration integration and the SMG you know real estate consulting, when the liquidity comes moving in the market there’s going to be an explosive demand for that, because we’re going to see a lot of huge commercial projects you know pretty much get changed.

They may change ownership, they may change you know a balance sheet, they may change direction, but there’s going to be a lot of change and it’s going to be driven by liquidity coming into the market based upon an assessment that the cap rates are finally at a level where they’re not going to go much lower.

And I think we’ve got a unique positioning to take advantage of that, so we could see some very pleasant surprises coming out of there and I think you’re going to see some explosive growth in specially investigation.

And we’re looking hard at ways of giving you better visibility of that down the road. I think the other thing that we’ve been very impressed with. I’m not trying to tell you that you know that they can continue it, but so far so good, is FD’s you know crisis management operations and the consulting practice that they’re developing in brand and crisis around the world.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

I mean, it is growing very rapidly. It has surprised us, to be honestly you know on the positive side. And I think you know while it’s difficult to predict that they can sustain these levels, we were presently surprised at the way it’s going.

Tobey Sommer: Thank you. I was wondering if a perspective changed in administrations in the U.S. and perhaps an associated change in the capital gains rate. Is doing anything in terms of your conversations with a potential M&A candidates?

Jack Dunn: Well, as Dennis mentioned you know we’ve seen as many good candidates and as attractive prices that we’ve seen in a while, so I think, just as we saw in Europe last year, where there was a pending change, we’re seeing certainly some, it’s not outside the minds of the sellers, they are cognizant of that, yes.

Tobey Sommer: Thank you. And then shifting that, I just want to ask two questions on the international side. Could you update us on some of your principle offices? How many of your service lines are currently being offered there and what the prospects are to continue to expand those service lines into the international offices?

Jack Dunn: Well, I think you know as we look around we couldn’t have a better model than London, where we literally have all of our activities except for Econ and we’re going to remedy that. So I think as you look there you know if we had a flag ship of where the full power of FTI can be brought together in terms of cross selling everything. That would be a good example.

Otherwise you know we have in the U.S. in some of offices we have most of the services. New York would be an example. But that’s one of the major opportunities we have as we go forward and it’s one of the things that Declan will be focusing on is you know the physical bringing together our people which always is the best tool in terms of integration.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: Tobey, you should figure that you know most of the offices around the world that you know are in Middle East London, Asia have one to two of the offerings right now so the upside – now they’re doing business by generating business and we’re parachuting people in but as far as you know ((inaudible)) offerings it’s about one to two.

Male: OK perfect and then we heard from someone in the broad peer group talk about opportunities in the Middle East and I was wondering just if you could comment on the business opportunities among your segments in that area given all of the capital that is being massed there.

And the potential you know deployment of that and your kind of exposure to those capital flows. Thanks.

Male: Yes, I mean you know we’re very – we’re very well represented in the Middle East. We have offices now in Abu Dhabi, in Dubai, in Bahrain. We are very close to the families there. FD represents sovereign funds on a communications basis.

SMG represents sovereign funds on the placement of capital in commercial real estate. So we already have you know we’re doing extensive work for the U.A.E. government in planning so it really is going to be a function of how well we lever what we clearly see as an increasing you know demand curve.

I mean one of the main reasons we bought – bought Brewer in the U.K. was their strength throughout the Middle East in the infrastructure and real estate consulting side. So I think you know I mean I wouldn’t argue with anything anyone would say about the potential there. It’s huge. And I think we’re very well positioned if not better positioned than anyone to take advantage of.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: The other point to make is that we’ve been in the market a long time. We understand it very well and we were there early. So there is certain first mover advantage for us in being there because we already have significant relationships as the opportunity continues to grow.

Tobey Sommer: Thank you very much.

Operator: Thank you. We’ll take our next question from Mark Bacurin with Robert W. Baird.

Mark Bacurin: Good morning, gentlemen. Couple questions, looking first in the corporate finance restructuring business understand the utilization impact from SMG but just curious with the up kick in demand coming out of the global credit crisis should we expect to see utilization kind of at the second quarter level start to improve from there forward? Or will the mix of growth from SMG continue to keep that depressed?

Jack Dunn: Well the – there are two factors. One is you might remember this is the period where we add the most number of people so over the next month or two it will be just a question of how fast we can get them deployed.

So even if we kept at these levels you’d see improved results because we will have an up kick in our workforce. So how we far we go beyond that will then be a factor of you know how deep the crisis goes and the number of big jobs that we bring in from there. But I think we’re very comfortable if it stays where it is because that will reflect a significant increase in our firepower.

Dennis Shaughnessy: Right and the utilization is a little lower than what you may have expected to see and that is because you know our head count is a little higher and as Jack said over the next two months we’re bringing in you know over 40 new people into that business. And we’re got the ability to flex it up or flex it down as the demand requires.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Mark Bacurin: OK, and then on the technology side you know you mentioned the margins were down. Your – I think they were basically flat year-over-year but they were down sequentially but just wondering were there investments going on either related to the integration of a 10X or product development within ((inaudible)).

Male: No I think as we had told you we had a very large job in the first quarter that we were trying to caution everybody we thought was artificially inflating the margin. We were happy to be the beneficiary of it and the margins pretty much returned to about the level that we’re trying to run the business at.

Mark Bacurin: OK so that’s – second half of the year expect similar then?

Male: Yes it was not driven by investment on the first half. It was driven much more so by just you know an exceptionally profitable job.

Mark Bacurin: Great and then just finally in the FLC margins there obviously running below where you would like to see them. Can you comment on actions that you can take either to drive I mean revenue growth obviously takes care of it but are there cost actions that you’re looking at?

Dennis Shaughnessy: Number one they were artificially impacted in the quarter by just you know the way we had to take the accounting charges on the amortization of some costs associated with the acquisitions.

So we wouldn’t necessarily think they would move forward. Secondly there was some retention bonuses in some of the acquisitions for general staff, mostly in Europe because that’s the way it tends to be done.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

And we expensed all of those right away so pretty much they should be behind us. So I think that represented some degree of pressure on margin. You know I think the other part you have to be honest as Jack said it’s a slow litigation period right now here in the states.

And I think that it’s a tough economy. People are watching their costs. There is not a lot of governmental pressure. I mean you have to realize in a lot of the enforcement agencies your top level people are really you know preparing their resumes for transition into you know a different career path and they’re not necessarily looking to maybe sue the people or sue clients of the people who they’re going to land in.

So there is always somewhat of a trough pre-election, pre-changeover in action and I think it’s resulted in you know maybe more price pressure from competitors or just a lack of overall business to sort of satiate a marketplace.

So I think they’re doing a good job of holding the margins where they are in a difficult year and still producing overall you know growth in EBITDA. And I think we were artificially impacted by the U.K. acquisitions.

Male: I mean you’re seeing a couple of things. First you know the election will come and pass. Second is I think a perfect metaphor for the litigation scenario is the auction rate preferred marketplace where you’re seeing a – it now getting down to a tremendous amount of activism.

The shock and the staunching, the bleeding of the financial crisis has gone through its phase. We’re now starting to see the active litigation and the beginnings of that. So I think in terms of cost cutting this would probably be the wrong time to institute that.

I think we may have gone through the worst of that market. And I’m very bullish on post election opportunities for us.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: And there has also been some settlements in some of the larger cases that we were gearing up for trial. You know when there is a settlement the trial practice pretty slows down until they you know refill that pipeline.

So it’s temporary until the cases pick up again.

Male: We have an excellent brand there. We have an excellence capability as I’ve mentioned several times. You know where we have specialties such as an FDC activities and intellectual property. We really don’t want to tinker with that too much and wreck it because there is a slight softness that we’ve seen every four years since I’ve been in the business.

Mark Bacurin: Thank you.

Operator: Thank you. We’ll take our next question from Brandt Sakakeeny with Deutsche Bank.

Brandt Sakakeeny: Thanks. Good morning. Just following up on the question around margins and corporate restructuring have you seen in the last few weeks or months an increase in the size of the deal that would enable you to put more bodies at those projects.

Male: Yes, the deals are picking up in size although we’ve got several very large cases in-house that we’ve been working on you know for the last 18 months or so. But you know we’re seeing a pickup in filings.

We’re seeing different industries starting to get impacted, retail in particular, hospitality – we think there will be several large opportunities for us and several that we’re currently pursuing.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

So the larger the cases, the more leverage we can put on them and the higher the margins per case.

Male: Great, and I guess, in the forensics business the bill rates were down. Was that just some wage rate pressure or was that a mix issue this quarter?

Male: That’s really a mix issue.

Brandt Sakakeeny: OK and finally I didn’t get the retention metrics for the quarter. Did you have the turnover numbers and any material change or any difference by practice or anything else?

Male: Overall is around 14 percent turnover annualized for the quarter. There wasn’t anything really unusual on a practice by practice basis.

Brandt Sakakeeny: OK, great. Thank you very much.

Operator: Thank you. We’ll take our next question from David Gold with Sidoti.

David Gold: Hi. Good morning.

Male: Hi, David.

David Gold: Just a couple of follow-ups. I’m not sure if you gave an organic number for the restructuring business.

Male: It was all ((inaudible)). I think it was 30 – hold on.

David Gold: Sorry, did you say 30?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: Thirty-two percent.

David Gold: Thirty-two percent and can you comment a little bit on trends of (SMG)? I think (inaudible), the workout business there was picking up dramatically, and can you talk about that a little bit you know what’s happening in there?

Male: Well, as we said on the last call, on (SMG) obviously is challenged on the M&A side of their real estate practice. The retain business is doing fine and what they’ve done a great job of doing is mining opportunities within the rest of (inaudible), particularly in corporate finance.

There are several very large cases that they are extremely active in and they’ve brought you know confidence to those cases that we hadn’t had before so we were able to expand the case by introducing the (SMG) professionals.

You know and as Jack ((inaudible)) has mentioned you know as liquidity returns and the M&A and investment in commercial property picks up again, I think we’re going to be well positioned to take advantage of that.

You know foreign bound investment in U.S. properties is down significantly from last year, tremendously. There really aren’t a lot of deals happening right now but you know when that spigot turns on you know hopefully we’ll be well positioned to take advantage of it.

David Gold: And on a year to year basis are they still seeing growth?

Male: I’m sorry?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

David Gold: At SMG, in other words; looking at that particular business year to year, are they still growing?

Male: Yes, over last year they are growing low double digits is the forecast for his year.

David Gold: Got you, and a question on the two to four cents that you’re pointing to in the third quarter, is that rapid amortization for (Attenex) or something else?

Male: It’s in Attenex and it’s predominantly the write-off of in process R&D. I’m sure you guys know that it you know in the technology business, now under the new rules you have to write off in process R&D in the first quarter after you acquire it and so it’s a one quarter hit you know which we had already put into our forecast.

So we’re just trying to highlight the fact that on a third quarter basis it would be influenced by that.

Male: And just before anybody worries about that, it’s not – there’s nothing qualitative about it. I strictly ((inaudible) response to an accounting rule that says you could have the cure for the next disease. You still have to write it off.

David Gold: Got you, got you; one last, from a strategic standpoint. I know you can’t say much on the spin-off, but if we think about that business, how much cross selling happens where you know that business is sort of feeding other businesses or is there some way to sort of work with that I guess?

Male: They predominantly sell through a direct channel that they control their own sales force. They do receive referral business from our FLC group, which we would continue to expect to happen through you know contractual relationships post spin.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

And we don’t believe cross selling you know I mean, it would be — we would effectively become an indirect channel for their technology offerings. There would be referral contracts back and forth. They do not you know predominantly produce business for the rest of the house. They’re more a recipient of it.

David Gold: Got you. Perfect. That’s all I have, thank you all.

Male: Thank you, (inaudible).

Operator: Thank you. We’ll take our next question from Bill Sutherland with Boenning and Scattergood.

Bill Sutherland: Thanks. Good morning. Most have been asked of course, but the head count increase in the corporate finance side, is that essentially all SMG?

Male: Well the 40 we’re talking about coming on is all restructuring, so — but the head count in Q2 would be SMG, yes.

Jack Dunn: Predominantly.

Male: Predominantly, yes.

Bill Sutherland: OK. That’s what I was talking about, Jack, was the 599.

Jack Dunn: Right.

Bill Sutherland: The SMG practice as you look at your total construction practice now, I wonder if you could just speak to how much of the vertical you know the size of that vertical now for you all.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Jack Dunn: Well as you know it’s a virtual vertical, so when we look at the work we’ve done in related to the homebuilders, to the sub prime, all that kind of stuff, as we look at our construction practice alone, we figure it’s somewhere as we said earlier, when we bought SMG it’s probably plus or minus $100 million practice all in.

That would involve worldwide construction. As I say, SMG and a lot of the work we’ve done in restricting.

Bill Sutherland: And then I guess some real estate you know work as well?

Jack Dunn: Real estate and also in FD don’t forget we have a vibrant practice there in the U.K. that works heavily with real estate. The REIT ((inaudible)) in U.K. and that kind of thing.

Bill Sutherland: Do you all have exposure directly to project development you know sharing and that kind of thing?

Jack Dunn: Do you mean as participants?

Bill Sutherland: Yes.

Jack Dunn: In the economics? No, we do not.

Bill Sutherland: OK. And are you involved with risk management in that business?

Jack Dunn: We do some risk management work there. Construction analysis, we do as build analysis sometimes we’ll manage projects, yes.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Bill Sutherland: OK. Last one is I’ve been thinking now as you anticipate you know spinning out the tech group whether as you look ahead …

Jack Dunn: Bill, just one clarification. When you say in that business I want to make sure we’re referring to our construction offering generally, not to SMG on the managing the projects, et cetera.

Bill Sutherland: No, I know SMG’s focus doesn’t …

Jack Dunn: OK. Good.

Bill Sutherland: … incorporate that. And then just have a big picture one to end with. As you contemplate having a freshened up balance sheet, hopefully it all goes successfully, would you envision perhaps a whole other leg on the stool at FTI or is it looking like you know you’ve got your main segments that you can kind of add to within? Thanks.

Jack Dunn: We have always said that we’re open to another leg of the stool. For example we have joked that we have almost five-and-a-half legs now because construction and the real estate oriented activities were getting so large, so yes we would definitely in terms of our strategy be looking at that.

And valuation practices, some we’d look at. There are a number of areas where we would …

Male: ((Inaudible)) consulting is obviously something where there’s opportunities all the time to either buy, joint venture, build you know with people. You know I would again, Bill, take you back to — we took technology from a very small offering, put a lot of capital behind it, gave it visibility and obviously it’s been you know very successful to date.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

I think we think we have other opportunities of things that we already have in house that by shedding similar light on them, better visibility, better branding behind them and a lot more capital that they’re in markets that could be very, very receptive to what we think could be exceptional growth.

So I think you’ll always see us looking for the next big leg if we can get it, but we really think we have a lot of internal opportunity to build some of these you know smaller domain expertises that we think have we think faster or more interesting growth opportunities.

And then just the build out of geography is very exciting to us. We think putting capital behind that, putting the management attention behind it now with (Declan) you know we think you’ll see some very interesting results.

Operator: Anything further Mr. Sutherland?

Bill Sutherland: No, thank you.

Operator: OK. Thank you. We’ll take our next question from Jim Janesky with Stifel Nicolaus.

James Janesky: All of my questions have been answered except just a quick question on the run rate of amortization per quarter. Is about six-and-a-half million a good number to use considering the acquisitions that you’ve done?

Jack Dunn: That’s a good number with the exception of what we mentioned regarding the in process R&D in the third quarter.

Jim Janesky: OK, but that’s one time in the third …(inaudible)

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: Yes.

Male: That’s correct.

Male: That’s right. Run rate you’re fine.

Jim Janesky: OK. And is that in process, just to be clear, is that in process number alone about two to four cents? Or is that a combination of increased amortization from acquisitions and write-offs in progress?

Male: It represents the vast majority at two to four cents.

Jim Janesky: OK, great. Thank you.

Operator: Thank you. We’ll take our next question from Kevane Wong with JMP Securities.

Kevane Wong: Hey guys.

Male: Hi.

Kevane Wong: A few things you know as I’m listening about the segment, it doesn’t sound like there’s really been marked changes as far as environment, et cetera. And I’m trying to understand a little bit of why the, you know, if you look at the ((inaudible)) performance it looks like second EPS is guided down.

Is it simply sort of distraction that you’re trying to spin off the Discovery visits that you’re you know taking a little more caution than on the back half? Or is there some other element that’s sort of explaining the back half lowering of EPS?

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: No, we didn’t write down. I mean I think what we’re saying is we did $1.25 I think for the first six months. I think we’re comfortable in the range that we are, which is you know clearly, at least by my math not a guide down. It’s 250 to 263. I think you know I think we’re feeling fine on momentum.

We feel very good on the revenue side. I think the one variable that we’re trying to be cautious of is we’re about ready to launch probably one of the most complex you know financial transactions the company’s been through.

It’s going to take time and there’s going be expense in the fourth quarter. We know that. We certainly you know wouldn’t be doing this if we didn’t see you know the benefits from it, but I think you know to not say that we won’t feel some impact to the earnings would be you know disingenuous.

I think we’re comfortable with the range and just if we hit you know the bottom of the median of the range it’s up six months over six months, so I don’t think we’re guiding down unless I’m missing something.

Kevane Wong: Well, I’m just looking at the guidance for the year not having changed despite like basically a monstrous sort of second quarter. So, I’m looking at ((inaudible)) quarters.

Male: You don’t guide by quarters?

Male: Yes, we don’t guide by quarter. I think we were you know we’re just basically saying that you know we think, we think the momentum will continue. We’re simply cautioning. We have one you know one event in the third quarter which we had to make everybody aware of that we’ve had already baked into our numbers.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

We weren’t sure people were aware of and two you know it’s an unknown you know right now. We’ll have a lot more clarity in the next 30 to 45 days. You know what the actual cost side of this you know complex restructuring is going to be.

Kevane Wong: Got you. Second on the core restructuring area, I think. You could talk a little bit sorts of people requirements and what you are sort of seeing out there. If I look at sort of numbers of cases versus people that are sort of into those cases, its you know that sort of ratio isn’t nearly as high as it has been in the past which certainly implies you’d have some room to expand the business without really having much as far as those top personnel.

Can you give a little color as far as you know people requirements in that space? In the space…

Male: Well, I think we’re pretty set with the people requirements. We are always looking for rainmakers in that business and leading restructuring professionals but you know right now, we’re very comfortable utilization levels and we can flex those utilizations up you know ten points very easily to the extent we need you know resources from other practices, specifically FLC.

I mean those resources are available. We work very closely, the teams work very closely together. So you know we’re poised for a huge turnaround if it occurs in the third and fourth quarter.

Male: The 40 people coming in would be lower level people that would be to work within the first two to three weeks that they get here. So that’s, we’re not, that isn’t a Hail Mary or anything.

That’s people we need now to put on the cases.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: Right and as we’ve grown and as we’ve moved to company side work you know leverage has been a better opportunity for us and that’s why we’re recruiting more and more undergraduates and MBAs from the various universities around the country.

Kevane Wong: Excellent and then lastly, looking at the strategic and financial communications, obviously a great quarter here. You’ve all seen some movement in the space. One of your competitors recently bought out – one, I guess are you see just a lot more opportunity for you to buy and secondly, maybe I’m getting greedy, but is that something that you would want to –do you see as integral to your operations would never move out or is that something that if you know if you got the evaluation would be worth looking at a possible sale as well?

Male: No, we’re in that to stay. We have you know the beginnings of the marriage between communications and the rest of the company is at a very early stage. And we are you know that absolutely as you mentioned, there are opportunities both in the U.S. and London where we’re dominant but also as we move around the world, it’s a great entry point for all of our services including technology as we go forward to enter those marketplaces.

So we’re very committed to that space.

Male: One of the exciting you know benefits of the acquisition are, as (Declan) is they have been working in many of these countries for you know many, many years. There isn’t a less costly you know way to enter these markets than through an existing subsidiary that’s got you know licenses to do business, understands the customs, has relationships with the bankers, lawyers, and you know other targeted clients of ours.

So, we’ll just scratch the surface in our ability to you know round out our services around the world for those countries that are particularly services you know make sense. We can’t put every practice in every office around the country, around the world but you know there are many, many opportunities that you know we’re looking at to grow in the various businesses you know in a more global basis.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: The key things to bear in mind as all having worked in the last ten years is that we relationships we have in these geographies are primarily in the C Suite so as chairman, CEO, or CFO and that gives us a unique ability to leverage those relationships across the rest of our business.

One of the things I’m going to be looking at going forward is you know how we do that across all of the other businesses we’ve acquired over the 80 months and the rest of our company. So you know we feel very comfortable with the business and we have tremendous number of in large (inquiries) around the world who are interested in part of what we’ve built.

As you’re seeing it requires a significant number of businesses over the last two years in the space and all of them have been integrated successfully and are performing optimum from where we acquired them.

Kevane Wong: Right, all right, thanks guys.

Operator: Thank you. We’ll take our next question from Scott Sneeberger from Oppenheimer.

Scott Sneeberger: Thanks, good morning.

Male: Good morning.

Scott Sneeberger: I guess the first question I’d like to focus on is economic consulting. Over the last few quarters, you’ve had to out source due to the demand there. You know its impacted margins.

Looking at utilization, it is actually down. I’m, could you kind of reconcile every thing there.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: Well, I think the word outsourcing is probably, not to play schematics, but we really have exclusive arrangements with a number of big name economists, so that really hasn’t but what we have is, we’ve hired back a person who has extremely exceptional experience worldwide who will be a lynch pin of our efforts to globalize the practice.

While he ramps up, we have his cost and we also have the, what we had mentioned in terms of the compensation where we have some of those outside consultants who are exclusive to us, have options that we have to account for on a variable accounting basis so those have been the things that have really eschewed the results a little bit.

It’s not a tremendous amount of outsource but we still are continuing looking to hire and we are very active in that marketplace.

Scott Sneeberger: OK, thanks. I think last year that was the segment that received the most income students in your summer recruit. Are you looking to do about 11 to 12 percent you know growth annualized and what segments are you looking to fill the most this year?

Male: Let me just correct one thing you said. ECON is not one of the practices that hires a lot of undergraduates. It’s primarily forensic and the corporate finance practice.

Scott Sneeberger: OK, thanks. But, OK, and still looking to maintain the growth levels you’ve spoken of as far as you know new recruits?

Male: The recruits there would be you know we’re looking for PhDs. We’re looking for people out of the top universities to work on the cases with our big experts. As you know the traditional model which is true for most of our competitors is that the big name economists are the people that bring in the cases.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Then our real contribution comes from the people we have that do the research and the reports and that thing, so that’s we’re constantly recruiting on all the campuses to get those folks.

Male: And many of them come in as MBAs. They work as research assistants and more likely than not, they’ll go back to college for a PhD or some other you know higher degree.

Scott Sneeberger: OK, thanks. Moving over to tech consulting you know you recently moved into going to value added resellers. Just a kind of broad question, with IPOs spin pending, are you going to manage the business any differently? Are you going to continue to you know work programs such as that or anything operational going to change substantially?

Male: No, I think that you know we’re starting to get into the forward-looking statements so we really can’t – I mean what we told our people and everything is for the you know its heads down and business as usual for right now.

Scott Sneeberger: OK, thanks. The software licensing fees still in the ballpark of 60 percent?

Male: Yes, again I don’t want to sound cryptic here but we’re – until we file the S-1 we’ve got attorneys having nooses around our neck. So I think its not…

Scott Sneeberger: OK. Fair enough, thanks a lot.

Operator: Thank you. We’ll take our next question from the Michel Morin with Merrill Lynch.

Michel Morin: Yes, good morning. On the strategic combinations practice you had very good performance there. I was also surprised to see the margin bounce back from Q1 and I think if I recall correctly, Q1 you had highlighted some mixed shift dynamic. Could you comment a little bit on what’s been driving the margin there, and are you still seeing some of the trends you saw in Q1? Thank you.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Male: … what we had larger than in the first quarter that had the reimbursed (expansion) new margin.

Male: I apologize. I didn’t hear the first part. Which segment were you asking about?

Michel Morin: Strategic communication, in Q1 you had said …

Male: Yes.

Michel Morin: … that there was less capital markets related activity, and that had pressured your margin a little bit, and now you know this quarter you’re back up so I was wondering you know has that mixed shift reversed itself, or what was behind the margin in improvement here?

Male: It was not so much a mixed shift in the first quarter, is was that we had a couple of large events. That’s a time when especially in the European practice as part of their routine in terms of public companies, there are large events, which we host and put on for them, but that’s mostly a pass through expense that we don’t mark up.

That was the margin issue in the first quarter. It’s still business as usual there. That was not a mix issue.

Michel Morin: Right, but I think you had also eluded to a little bit of slow down in capital markets related activity if I’m not mistaken. Has that changed?

Male: We do, but out point was that we have replaced that nicely with both crisis communications, and event communications that have picked up that mix very well.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Michel Morin: OK, great, and then the last thing is corporate expenses were very low you know again, and I think on the last call you had eluded to maybe that the Q1 level not initially being sustainable. It looks like you managed to do that again. Is this kind of a level that we could expect going forward?

Male: What we mentioned in the first quarter was that it was unusually low, and that we would probably in the second quarter get back closer to the fourth quarter, which is a tad of an EBITDA basis. It’s a tad below $20 million, so we came pretty close to what we had got into in the second quarter.

And going forward you know we’ve guided at that level maybe a tad higher is where the expenses would go, especially with some of the things surrounding the (inaudible) transaction that we’re going to have.

Male: Yes, I mean I think we’re pleased with the EBITDA margin for the quarter when you add back the 123R expense, it’s above the 25 percent cash EBITDA margin that I think we’ve been pretty consistent at saying we’re trying to you know model the company, and manage it.

I mean our goal would be to keep where it is.

Michel Morin: Right, OK. No, that’s great performance there, and then finally I might have missed this, but for the tech practice, what was organic growth?

Male: Organic growth for the tech practice was 41.5 percent.

Michel Morin: All right, thanks very much.

Operator: Thank you, and Ladies and Gentleman we’ll go to our final question. It’s a follow up question from Mr. Andrew Fones with UBS Securities. Please go ahead, sir.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

Andrew Fones: Yes, thanks. I just wanted to get into kind of what the impact of some of the kind of one time, or short term impacts are from you know and I guess you’ve gone into detail on the expensing of the in process R&D of two to four cents.

You know how much accelerated amortization expense have you (guided) to for the second half of this year, and when could we expect that to roll off, and then you know if possible can you give us any kind of ballpark estimate as to what the expense of the spin-off might be in the second half? Thanks.

Male: I think the two to four cents should be the accelerated impact Andrew, so I don’t think we see anything beyond that, and we really see that coming mostly in the third quarter. As I said, we already took you know some expense in the U.K. acquisitions in the second quarter slightly, so that’s in the numbers.

I think from the point of view of trying to ballpark you know right now what the expenses would be, again you know we’re on this slippery slope that we just don’t want to talk a lot about it, but I think we’re comfortable that we’re inside the range of earnings, and we’ll have a lot more visibility you know on the expenses in about another month, and once we file the S1, we’ll be a lot more free to talk about it.

Andrew Fones: Just so I understand on the amortization, the six-and-a-half million run rate that you mentioned. We shouldn’t expect any decline from that level as we go into kind of you know the second and third quarters of ‘09?

Male: Yes, for the second and third quarter, first and second of next year you probably would see it. Second and third quarter you know should stay about the same. It will start to burn off a little bit third and fourth quarter next year.

FTI CONSULTING

Moderator: Eric Boyriven

08-06-08/8:00 a.m. CT

Confirmation # 3920140

You know but if will be increased again be a factor of whatever David buys for us in the next two quarters.

Andrew Fones: OK, but that amount that’s burning off, are you able to quantify that?

Male: Well, I think we could. Again, I think we intend to do is replace it, so I mean we will make other acquisitions between now and the end of the year.

Andrew Fones: OK, thanks.

Operator: Thank you and that concludes our question and answer session. I’ll turn the call back over to management for ant final and closing remarks.

Jack Dunn: OK, well thank you very much, and thank you for being with us today. We look forward to a great second half, and we’ll look forward to speaking with you as details unfold on our proposed transaction, and then also at the end of the third quarter. Thank you.

Operator: Thank you. Ladies and gentleman, this does conclude our conference for today. We appreciate your participation. Have a wonderful day. You may now disconnect.

END